SECOND AMENDED AND RESTATED
FEE APPORTIONMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of January 1, 2018, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Income Fund, the Tributary Balanced Fund, the Tributary NE Tax Free Fund and the Tributary Growth Opportunities Fund, (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 14010 FNB Parkway, Omaha, NE 68154, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A. Tributary serves as investment adviser to the Funds, and FNFA serves as sub-advisor to Tributary with respect to the Tributary Income Fund (the “Income Fund”), Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”), Tributary Growth Opportunities Fund (the “Growth Opportunities Fund”), the Tributary Nebraska Tax-Free Fund (the “NE Tax-Free Fund”) and the Tributary Balanced Fund (the “Balanced Fund”) together the “FNFA Advised Funds”).

B. Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

C. The Company, Tributary, the Distributor and Raymond James Financial Services, Inc, (“Raymond James”) are parties to a Supplement to Mutual Fund Sales Agreement for Servicing Fee, dated January 12, 2015 (“Agreement”), as amended under the Amendment to the Networking Agreement (“Amendment to Agreement”) under which Raymond James provides certain services (“Services”) to each of the Funds in connection with Raymond James’s customers’ purchase of shares of the Funds (such shares owned by Raymond James customers, the “Shares”) through Raymond James’s platform.

D. In exchange for Raymond James’s performance of the Services, the Company, as provided in the Amendment to Agreement, has agreed to pay Raymond James a fee in the amount of 9 basis points annually of the average daily assets in client accounts invested in the Shares of the Funds held by Raymond James’s customers.

E. The Company, on behalf of the Funds, and Tributary wish to set forth the apportionment of the fee amongst the Company, Tributary and FNFA. For purposes of clarification, the Company shall pay Raymond James directly for the portion of the fee payable from them with Tributary being responsible to pay Raymond James the remaining amount under the Agreement. This agreement sets for the amounts to be paid to Tributary by FNFA.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1. Termination of Prior Agreement. The Parties herby agree that upon the effectiveness of this Agreement, the Prior Agreements will be terminated.

2. Responsibility of Fee. The amount due to Raymond James shall be paid directly from the funds for the Institutional Class of shares, as the 9 basis point fee is not in excess of the 25 bps allowable under the Company’s Shareholder Servicing Plan. The Fund’s will not pay any fee to Raymond James for the Institutional Plus Class of Shares. Tributary will pay the fee directly to Raymond James for the Institutional Plus Class of Shares.

3. Apportionment of Tributary Portion Between Tributary and FNFA. For so long as Tributary is obligated to pay Raymond James, FNFA will reimburse Tributary for one-half of the amount paid attributable to the FNFA Advised Funds.

4. Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee. In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5. Amendments. This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen Wade
Name:	Stephen Wade
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Wynegar
Name:	Mark Wynegar
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Vice President